Exhibit 2.1

                                                              Note: July 9, 2015

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER OF THE NOTE IN THE EVENT OF A PARTIAL REDEMPTION OR CONVERSION. AS A RESULT, FOLLOWING ANY REDEMPTION OR CONVERSION OF ANY PORTION OF THIS NOTE, THE OUTSTANDING PRINCIPAL SUM REPRESENTED BY THIS NOTE MAY BE LESS THAN THE PRINCIPAL SUM AND ACCRUED INTEREST SET FORTH BELOW.


                       10% CONVERTIBLE PROMISSORY NOTE

                                     OF

                             EMPIRE GLOBAL CORP


Issuance Date:                    July 9, 2015
Total Face Value of Note:         $220,000
Initial Consideration:            $50,000
Initial Original Issue Discount:  $5,000
Initial Principal Sum Due:        $55,000

THIS NOTE is a duly authorized Convertible Promissory Note of Empire Global Corp. a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), designated as the Company's 10% Convertible Promissory
Note in the principal amount of $220,000 (the "Note"). This Note will become effective only upon execution by both parties and delivery of the first payment of consideration by the Lender (the "Effective Date").

FOR VALUE RECEIVED, the Company hereby promises to pay to the order of Tangiers Investment Group, LLC or its registered assigns or successors-in-interest ("Holder") the Principal Sum of $220,000 (the "Principal Sum") and to pay "guaranteed" interest on the principal balance hereof at an amount equivalent to 10% of the Principal Sum, to the extent such Principal Sum and "guaranteed" interest and any other interest, fees, liquidated damages and/or items due to Holder herein have been repaid or converted into the Company's Common Stock (the "Common Stock"), in accordance with the terms hereof. Upon the execution of this Note the sum of $50,000 shall be remitted and delivered to the Company, and $5,000 shall be retained by the Purchaser through an original issue discount (the "OID") for due diligence and legal bills related to this transaction. The ID is set at 10% of any consideration paid. The Holder may pay additional Consideration to the Company in such amounts and at such dates (each, an "Additional Consideration Date") as Holder may choose in its sole discretion. The Principal Sum due to Holder shall be prorated based on the Consideration actually paid by Holder (plus the "guaranteed" interest and 10% OID, both which are prorated based on the Consideration actually paid by the Holder, as well as any other interest or fees) such that the Company is only required to repay the amount funded and the Company is not required to repay any unfunded portion of this Note. The Maturity Date is one year from the Effective Date of each payment (the "Maturity Date") and is the date upon which the Principal Sum of this Note, as well as any unpaid interest and other fees, shall be due and payable.

In addition to the "guaranteed" interest referenced above, and in the Event of Default pursuant to Section 2(a), additional interest will accrue from the date of the Event of Default at the rate equal to the lower of 18% per annum or the highest rate permitted by law (the "Default Rate").

This Note will become effective only upon the execution by both parties, including the execution of Exhibits B, C and D and the Irrevocable Transfer Agent Instructions and delivery of the initial payment of consideration by the Holder (the "Effective Date").

This Note may be prepaid by the Company, in whole or in part, according to the following schedule:

Days Since Effective Date                            Prepayment Amount
_________________________                         ________________________

      Under 30                                    100% of Principal Amount
         31-60                                    110% of Principal Amount
         61-90                                    120% of Principal Amount
        91-120                                    130% of Principal Amount
       121-150                                    140% of Principal Amount
       151-180                                    150% of Principal Amount

After 180 days from the Effective Date this Note may not be prepaid without written consent from Holder, which consent may be withheld, delayed, denied, or conditions in Holder's sole and absolute discretion. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day.

For purposes hereof the following terms shall have the meanings ascribed to them below:

"Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.

"Conversion Price" shall be equal to the lower of $0.80 or 60% of the lowest trading price of the Company's common stock during the 20 consecutive trading days prior to the date on which Holder elects to convert all or part of the Note. For the purpose of calculating the Conversion Price only, any time after 4:00 pm Eastern Time (the closing time of the Principal Market) shall be considered to be the beginning of the next Business Day. If the Company is placed on "chilled" status with the Depository Trust Company ("DTC"), the discount shall be increased by 10%, i.e., from 40% to 50%, until such chill is remedied. If the Company is not Deposits and Withdrawal at Custodian ("DWAC") eligible through their Transfer Agent and DTC's Fast Automated Securities Transfer ("FAST") system, the discount will be increased by 5%, i.e., from 40% to 45%. In the case of both, the discount shall be a cumulative increase of 15%, i.e., from 40% to 55%. Any default of this Note not remedied within the applicable cure period will result in a permanent additional 10% increase, i.e., from 40% to 50%, in addition to any other discount, as provided above, to the Conversion Price discount.

"Principal Amount" shall refer to the sum of (i) the original principal amount of this Note (including the original issue discount, prorated if the Note has not been funded in full), (ii) any additional payments made by the Holder towards the Principal Sum (iii) all guaranteed and other accrued but unpaid interest hereunder, (iv) any fees due hereunder, (v) liquidated damages, and

(vi) any default payments owing under the Note, in each case previously paid or added to the Principal Amount.

"Principal Market" shall refer to the primary exchange on which the Company's common stock is traded or quoted.

"Trading Day" shall mean a day on which there is trading or quoting for any security on the Principal Market.

"Underlying Shares" means the shares of common stock into which the Note is convertible (including interest, fees, liquidated damages and/or principal payments in common stock as set forth herein) in accordance with the terms hereof.

The following terms and conditions shall apply to this Note:

Section 1.00   Conversion.

(a) Conversion Right. Subject to the terms hereof and restrictions and limitations contained herein, the Holder shall have the right, at the Holder's sole option, at any time and from time to time to convert in whole or in part the outstanding and unpaid Principal Amount under this Note into shares of Common Stock as per the Conversion Formula. The date of any conversion notice ("Conversion Notice") hereunder shall be referred to herein as the "Conversion Date".

(b) Stock Certificates or DWAC. The Company will deliver to the Holder, or Holder's authorized designee, no later than 2 Trading Days after the Conversion Date, a certificate or certificates (which certificate(s) shall be free of restrictive legends and trading restrictions if the shares of Common Stock underlying the portion of the Note being converted are eligible under a resale exemption pursuant to Rule 144(b)(1)(ii) and Rule 144(d)(1)(ii) of the Securities Act of 1933, as amended) representing the number of shares of Common Stock being acquired upon the conversion of this Note. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion of this Note, provided the Company's transfer agent is participating in DTC's FAST program, the Company shall instead use commercially reasonable efforts to cause its transfer agent to electronically transmit such shares issuable upon conversion to the Holder (or its designee), by crediting the account of the Holder's (or such designee's) broker with DTC through its DWAC program (provided that the same time periods herein as for stock certificates shall apply).

(c) Charges and Expenses. Issuance of Common Stock to Holder, or any of its assignees, upon the conversion of this Note shall be made without charge to the Holder for any issuance fee, transfer tax, postage/mailing charge or any other expense with respect to the issuance of such Common Stock. Company shall pay all Transfer Agent fees incurred from the issuance of the Common stock to Holder. Any such charges related to the issuance of Common Stock required to be paid by the Holder (whether from the Company's delays or outright refusal to pay) will be automatically added to the Principal Sum of the Note and tack back to the Effective Date for purposes of Rule 144.

(d) Delivery Timeline. If the Company fails to deliver to the Holder such certificate or certificates (or shares through the DWAC program) pursuant to this Section (free of any restrictions on transfer or legends, if eligible) prior to 3 Trading Days after the Conversion Date, the Company shall pay to the Holder as liquidated damages an amount equal to $2,000 per day, until such certificate or certificates are delivered. Such liquidated damages shall only be due in the event of an intentional delay caused by the Company. The Company acknowledges that it would be extremely difficult or impracticable to determine the Holder's actual damages and costs resulting from a failure to deliver the Common Stock and the inclusion herein of any such additional amounts are the agreed upon liquidated damages representing a reasonable estimate of those damages and costs.
     Such liquidated damages will be automatically added to the Principal Sum of the Note and tack back to the Effective Date for purposes of Rule 144.

(e) Reservation of Underlying Securities. The Company covenants that it will at all times reserve and keep available for Holder, out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of this Note, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, initially five times the number of shares of Common Stock as shall be issuable (taking into account the adjustments under this Section 1, but without regard to any ownership limitations contained herein) upon the conversion of this Note (consisting of the Principal Amount) to Common Stock (the "Required Reserve"), provided, however, that the Required Reserve shall be reduced to not less than four times the number of shares of Common Stock (as calculated above) upon one or more such conversions as shall have caused the Required Reserve to be reduced to such "four times" level. The Company covenants that all shares of Common Stock that shall be issuable will, upon issue, be duly authorized, validly issued, fully-paid, non-assessable and freely-tradable (if eligible). If the amount of shares on reserve in Holder's name at the Company's transfer agent for this Note shall drop below the Required Reserve, the Company will, within 2 Trading Days of notification from Holder, instruct the transfer agent to increase the number of shares so that the Required Reserve is met. In the event that the Company does not instruct the transfer agent to increase the number of shares so that the Required Reserve is met, the Holder will be allowed, if applicable, to provide this instruction as per the terms of the Irrevocable Transfer Agent Instructions attached to this Note. The Company agrees that the maintenance of the Required Reserve is a material term of this Note and any breach of this Section 1.00(e) will result in a default of the Note.

(f) Conversion Limitation. The Holder will not submit a conversion to the Company that would result in the Holder owning more than 4.99% of the then total outstanding shares of the Company ("Restricted Ownership Percentage") If, on the date of submission of a conversion, the Company's market cap is less than $10,000,000, this Restricted Ownership Percentage shall be increased to 9.99%.

(g) Conversion Delays. If the Company fails to deliver shares in accordance with the timeframe stated in Section 1.00(b), the Holder, at any time prior to selling all of those shares, may rescind any portion, in whole or in part, of that particular conversion attributable to the unsold shares. The rescinded conversion amount will be returned to the Principal Sum with the rescinded conversion shares returned to the Company, under the expectation that any returned conversion amounts will tack back to the Effective Date.

(h) Shorting and Hedging. Holder may not engage in any "shorting" or "hedging" transaction(s) in the Common Stock prior to conversion.

(i) Conversion Right Unconditional. If the Holder shall provide a Conversion Notice as provided herein, the Company's obligations to deliver Common Stock shall be absolute and unconditional, irrespective of any claim of setoff, counterclaim, recoupment, or alleged breach by the Holder of any obligation to the Company.

Section 2.00   Defaults and Remedies.

(a) Events of Default. An "Event of Default" is: (i) a default in payment of any amount due hereunder which default continues for more than 5 Trading Days after the due date; (ii) a default in the timely issuance of underlying shares upon and in accordance with terms of Section 2.00, which default continues for 2 Trading Days after the Company has failed to issue shares or deliver stock certificates within the 3rd Trading Day following the Conversion Date; (iii) failure by the Company for 3 days after notice has been received by the Company to comply with any material provision of this Note; (iv) failure of the Company to remain compliant with DTC, thus incurring a "chilled" status with DTC; (v) if the Company is subject to any Bankruptcy Event; (vi) any failure of the Company to satisfy its "filing" obligations under Securities Exchange Act of 1934, as amended (the "1934 Act") and the rules and guidelines issued by OTC Markets News Service, OTCMarkets.com and their affiliates; (vii) any failure of the Company to provide the Holder with information related to its corporate structure including, but not limited to, the number of authorized and outstanding shares, public float, etc. within 1 Trading Day of request by Holder;
     (viii) failure by the Company to maintain the Required Reserve in accordance with the terms of Section 1.00(e); (ix) failure of Company's Common Stock to maintain a closing bid price in its Principal Market for more than 3 consecutive Trading Days; (x) any delisting from a Principal Market for any reason; (xi) failure by Company to pay any of its Transfer Agent fees in excess of $2,000 or to maintain a Transfer Agent of record;
     (xii) any trading suspension imposed by the Securities and Exchange Commission ("SEC") under Sections 12(j) or 12(k) of the 1934 Act; or (xiii) failure by the Company to meet all requirements necessary to satisfy the availability of Rule 144 to the Holder or its assigns, including but not limited to the timely fulfillment of its filing requirements as a fully-reporting issuer registered with the SEC, requirements for XBRL filings, and requirements for disclosure of financial statements on its website.

(b Remedies. If an event of default occurs, the outstanding Principal Amount of this Note owing in respect thereof through the date of acceleration, shall become, at the Holder's election, immediately due and payable in cash at the "Mandatory Default Amount". The Mandatory Default Amount means 150% of the outstanding Principal Amount of this Note. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, this Note shall accrue additional interest, in addition to the Note's "guaranteed" interest, at a rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. Finally, commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, an additional permanent 10% increase to the Conversion Price discount will go into effect. In connection with such acceleration described herein, the Holder need not provide, and the Issuer hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the note until such time, if any, as the Holder receives full payment pursuant to this Section 2.00(b). No such rescission or annulment shall affect any subsequent event of default or impair any right consequent thereon. Nothing herein shall limit the Holder's right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Issuer's failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof.

Section 3.00   General.

(a) Payment of Expenses. The Company agrees to pay all reasonable charges and expenses, including attorneys' fees and expenses, which may be incurred by the Holder in successfully enforcing this Note and/or collecting any amount due under this Note.

(b) Assignment, Etc. The Holder may assign or transfer this Note to any transferee at its sole discretion. This Note shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and permitted assigns.

(c) Funding Window. The Company agrees that it will not enter into a convertible debt financing transaction with any party other than the Holder for a period of 5 Trading Days following the Effective Date and each Additional Consideration Date, as relevant. The Company agrees that this is a material term of this Note and any breach of this Section 3.00(c) will result in a default of the Note.

(d) Piggyback Registration Rights. The Company shall include on the next registration statement that the Company files with the SEC (or on the subsequent registration statement if such registration statement is withdrawn) all shares issuable upon conversion of this Note. Failure to do so will result in liquidated damages of 30% of the outstanding Principal Sum of this Note, but not less than $20,000, being immediately due and payable to the Holder at its election in the form of a cash payment or an addition to the Principal Sum of this Note.

(e) Terms of Future Financings. So long as this Note is outstanding, upon any issuance by the Company or any of its subsidiaries of any convertible debt security (whether such debt begins with a convertible feature or such feature is added at a later date) with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Holder in this Note, then the Company shall notify the Holder of such additional or more favorable term and such term, at the Holder's option, shall become a part of this Note and its supporting documentation.. The types of terms contained in the other security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, conversion look back periods, interest rates, original issue discount percentages and warrant coverage.

(f)  Governing Law; Jurisdiction.

     (i) Governing Law. This Note will be governed by and construed in accordance with the laws of the state of California without regard to any conflicts of laws or provisions thereof that would otherwise require the application of the law of any other jurisdiction.

     (ii) Jurisdiction and Venue. Any dispute or claim arising to or in any way related to this Note or the rights and obligations of each of the parties shall be brought only in the state courts of California or in the federal courts located in San Diego County, California.

     (iii) No Jury Trial. The Company hereto knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this Note.

     (iv)  Delivery of Process by the Holder to the Company.  In the event of an action or proceeding by the Holder against the Company, and only by the Holder against the Company, service of copies of summons and/or complaint and/or any other process that may be served in any such action or proceeding may be made by the Holder via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Company at its last known attorney as set forth in its most recent SEC filing.

     (v) Notices. Any notice required or permitted hereunder (including Conversion Notices) must be in writing and either personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

(g) No Bad Actor. No officer or director of the Company would be disqualified under Rule 506(d) of the Securities Act of 1933, as amended, on the basis of being a "bad actor" as that term is established in the September 13, 2013 Small Entity Compliance Guide published by the SEC.

(h) Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates any applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it will not seek to claim or take advantage of any law that would prohibit or forgive the Company from paying all or a portion of the principal, fees, liquidated damages or interest on this Note.




                         [Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be duly executed on the day and in the year first above written.


Empire Global Corp

By: /s/ Michele Ciavarella
   ________________________
Name:     Michele Ciavarella, B.Sc.
Title:    Chairman and CEO
Email:    ceo.emgl@emglcorp.com
Address:  Suite 701, 130 Adelaide St., West
          Toronto, Ontario, M5H 2K4


This Convertible Promissory Note of July 9, 2015 is accepted this 21 day of July, 2015 by

Tangiers Investment Group, LLC

By: /s/ Robert Papiri
   ________________________
Name:     Robert Papiri
Title:    Managing Member

EXHIBIT A

                         FORM OF CONVERSION NOTICE

(To be executed by the Holder in order to convert all or part of that certain $220,000 Convertible Promissory Note identified as the Note)

DATE:     ______________________________
FROM:     Tangiers Investment Group, LLC

Re: $220,000 Convertible Promissory Note (this "Note") originally issued by Empire Global Corp, a Delaware corporation, to Tangiers Investment Group, LLC on July 9, 2015.

The undersigned on behalf of Tangiers Investment Group, LLC, hereby elects to convert $ ____________ of the aggregate outstanding Principal Sum (as defined in the Note) indicated below of this Note into shares of Common Stock, $0.0001 par value per share, of Empire Global Corp (the "Company"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any. The undersigned represents as of the date hereof that, after giving effect to the conversion of this Note pursuant to this Conversion Notice, the undersigned will not exceed the "Restricted Ownership Percentage" contained in this Note.

Conversion information:

                                 _______________________________________________
                                 Date to Effect Conversion

                                 _______________________________________________
                                 Aggregate Principal Sum of Note Being Converted

                                 _______________________________________________
                                 Aggregate Interest/Fees Being Converted

                                 _______________________________________________
                                 Remaining Principal Balance

                                 _______________________________________________
                                 Number of Shares of Common Stock to be Issued

                                 _______________________________________________
                                 Applicable Conversion Price


Signature
           _______________________________________________

Name
           _______________________________________________

Address
           _______________________________________________


           _______________________________________________

EXHIBIT B

                  WRITTEN CONSENT OF THE BOARD OF DIRECTORS OF

                             Empire Global Corp


The undersigned, being directors of Empire Global Corp, a Delaware corporation (the "Company"), acting pursuant to the Bylaws of the Corporation, do hereby consent to, approve and adopt the following preamble and resolutions:

Convertible Note with Tangiers Investment Group, LLC

The board of directors of the Company has reviewed and authorized the following documents relating to the issuance of a Convertible Promissory Note in the amount of $220,000 with Tangiers Investment Group, LLC.

The documents agreed to and dated July 9, 2015 are as follows:

10% Convertible Promissory Note of Empire Global Corp
Irrevocable Transfer Agent Instructions
Notarized Certificate of Chief Executive Officer
Disbursement Instructions


IN WITNESS WHEREOF, the undersign member(s) of the board of the Company executed this unanimous written consent as of July 9, 2015.


/s/ Michele Ciavarella
______________________________
By: Michele Ciavarella, B.Sc.
Its: Chairman and CEO

EXHIBIT C

              NOTARIZED CERTIFICATE OF CHIEF EXECUTIVE OFFICER OF

                              Empire Global Corp

(Two Pages)


The undersigned, Michele Ciavarella is the duly elected Chief Executive Officer of Empire Global Corp, a Delaware corporation (the "Company").

I hereby warrant and represent that I have undertaken a complete and thorough review of the Company's corporate and financial books and records, including, but not limited to, the Company's records relating to the following:

(A) The issuance of that certain convertible promissory note dated July 9, 2015 (the "Note Issuance Date") issued to Tangiers Investment Group, LLC (the "Holder") in the stated original principal amount of $220,000 (the "Note");

(B) The Company's Board of Directors duly approved the issuance of the Note to the Holder;

(C) The Company has not received and does not contemplate receiving any new consideration from any persons in connection with any later conversion of the Note and the issuance of the Company's Common Stock upon any said conversion;

(D) To my best knowledge and after completing the aforementioned review of the Company's stockholder and corporate records, I am able to certify that the Holder (and the persons affiliated with the Holder) are not officers, directors, or directly or indirectly, ten percent (10.00%) or more stockholders of the Company and none of said persons has had any such status in the one hundred (100) days immediately preceding the date of this Certificate;

(E) The Company's Board of Directors have approved duly adopted resolutions approving the Irrevocable Instructions to the Company's Stock Transfer Agent attached to the Note Purchase Agreement, dated July 9, 2015;

(F)  Mark the appropriate selection:

___ The Company represents that it is not a "shell company," as that term is defined in Section 12b-2 of the Securities Exchange Act of 1934, as amended, and has never been a shell company, as so defined; or

_X_ The Company represents that (i) it was a "shell company," as that term is defined in Section 12b-2 of the Securities Exchange Act of 1934, as amended, (ii) since August 15, 2014, it has no longer been a shell company, as so defined, and (iii) on August 29, 2014, it provided Form 10-type information in a filing with the Securities and Exchange Commission.

(G) I understand the constraints imposed under Rule 144 on those persons who are or may be deemed to be "affiliates," as that term is defined in Rule 144(a)(1) of the Securities Act of 1933, as amended.

(H) I understand that all of the representations set forth in this Certificate will be relied upon by counsel to Tangiers Investment Group, LLC in connection with the preparation of a legal opinion.

I hereby affix my signature to this Notarized Certificate and hereby confirm the accuracy of the statements made herein.


Signed:                                         Date: July 6, 2015
       _________________________
Name:   Michele Ciavarella                      Title: Chairman and CEO




        SUBSCRIBED AND SWORN TO BEFORE ME ON THIS 6th DAY OF JULY, 2015.

                                    Commission Expires: Does not expire

                                    Julian L. Doyle, LLB
                                    Notary Public

                                       EXHIBIT D

TO:     Tangiers Investment Group, LLC
FROM:   Empire Global Corp
DATE:   July 9, 2015
RE:     Disbursement of Funds

Pursuant to that certain Note Purchase Agreement between the parties listed above and dated July 9, 2015, a disbursement of funds will take place in the amount and manner described below:

Please disburse to:
Amount to disburse:         $50,000
Form of distribution:       Wire
Name:                       Empire Global Corp
Company Address:            Suite 701, 130 Adelaide St., W.
                            Toronto, Ontario Canada M5H 2K4

Wire Instructions:
Bank:                       Metropolitan Commercial Bank
ABA Routing Number:         026013356
Account Number:             XXXXXXXX29
SWIFT Code:                 PNCCUS33
Account Name:               Empire Global Corp.
Relationship Manager:       Edward Stoiber
Address:                    99 Park Avenue
                            New York, NY 10016
Phone:                      212-365-6704

TOTAL:                      $50,000

For: Empire Global Corp

By: /s/ Michele Ciavarella                                  Dated:  July 9, 2015
   _________________________
Name:   Michele Ciavarella
Its: Chairman and CEO